EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of SanDisk Corporation for the registration of $18,261,000 4 1/2% Convertible Subordinated Notes due November 15, 2006, and the common stock issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated January 20, 2003 (except for the second paragraph of Note 3, as to which the date is February 21, 2003 and except for the first paragraph of Note 3, as to which the date is February 27, 2003), with respect to the consolidated financial statements of SanDisk Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                /s/    ERNST & YOUNG LLP

San Jose, California

April 7, 2003